Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS; INCREASES 2018 OUTLOOK

Q3 Revenue Increase of 28% Year-over-Year

MINNEAPOLIS, MN, November 5, 2018 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Summary:

•	Total revenue increased 28% year-over-year, to $36.3 million, compared to $28.3 million in third quarter 2017.
•	Flexitouch revenue increased 27% year-over-year, to $33.3 million, compared to $26.2 million in third quarter 2017.
•	Operating income increased 17% year-over-year to $1.4 million, compared to operating income of $1.2 million in third quarter 2017.
•	Net income increased 30% year-over-year to $1.7 million, compared to net income of $1.3 million in third quarter 2017.
•	Adjusted EBITDA increased 83% year-over-year to $4.6 million compared to Adjusted EBITDA of $2.5 million in third quarter 2017.

Third Quarter Highlights:

•

On August 3, 2018, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association for a senior secured credit facility. The Credit Agreement provides for a $10 million revolving credit facility with a three-year maturity and also includes a $25 million accordion feature, which could allow the Company to expand the total aggregate principal amount up to $35 million.

•

On August 6, 2018, the Company announced the appointment of Brent A. Moen to the position of Chief Financial Officer, effective September 2, 2018. Tactile Medical former Chief Financial Officer, Lynn L. Blake, resigned from that role effective as of the close of business September 1, 2018.

•	On August 13, 2018, the Company announced that Juleen Krings joined the Company as Chief Human Resources Officer (CHRO).
•

On September 5, 2018, the Company announced that it had been awarded a new Federal Supply Schedule (FSS) contract for its Flexitouch systems by the National Acquisition Center, U.S. Department of Veterans Affairs (VA).

Highlights Subsequent to Quarter End:

•

On October 17, 2018, the Company announced an exclusive license agreement with Sun Scientific, Inc. for the intellectual property of the Aero-WrapTM compression therapy products in the United States and Canada. The wearable Aero-Wrap products provide static (continuous) compression for patients with swelling in their legs. Pursuant to the license agreement, the Company paid Sun Scientific an initiation fee of $4.0 million and will also pay a royalty based on future sales. The transaction is expected to be immaterial to Tactile Medical’s 2018 and 2019 GAAP net income.

“Our third quarter revenue growth of 28% represents a continuation of the strong performance we have achieved throughout 2018,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “Flexitouch

Exhibit 99.1

system sales continue to drive our revenue growth – increasing 31% over the first nine months of 2018 – fueled by strong sales team execution and a positive overall response to the new Flexitouch Plus system, which we launched earlier this year. We have increased our 2018 financial outlook and now expect to grow our revenue 25% to 26% this year, with improved profitability.”

Mr. Mattys continued: “We remain confident in our ability to continue driving strong growth as we maximize the powerful combination of an expanding sales force, a focused selling strategy targeting high-volume accounts and the Veterans Administration healthcare system, and our expansion of in-network coverage with commercial insurers. In addition, we will continue our focus on enhancing the quality of life for our patient customers by providing them with an expanded range of clinically proven, at-home treatments for their chronic conditions, as we look to introduce the Aero-Wrap product early next year.”

Third Quarter 2018 Financial Results

Total revenue for the third quarter of 2018 increased $8.0 million, or 28%, to $36.3 million, compared to $28.3 million for the quarter ended September 30, 2017. The increase in revenue was primarily attributable to an increase of $7.1 million, or 27%, in Flexitouch system sales. The increase in Flexitouch system sales was largely driven by expansion of our salesforce, growth in the Veterans Administration channel, increased physician and patient awareness of the treatment options for lymphedema, and expanded contractual coverage with national and regional insurance payers.

Gross profit for the third quarter of 2018 increased $5.4 million, or 26%, to $26.2 million, compared to $20.8 million in the third quarter of 2017. Gross margin was 72.1% of sales in the third quarter of 2018, compared to 73.4% of sales in the third quarter of 2017. The current period gross margin rate was impacted by the launch of Flexitouch Plus and incremental pricing headwinds related to a new contract with a large commercial payer in the period.

Operating expenses for the third quarter of 2018 increased $5.2 million, or 27%, to $24.8 million, compared to $19.6 million in the third quarter of 2017. The increase in operating expenses in the third quarter was primarily driven by an increase of $4.7 million, or 43% year-over-year, in sales and marketing expenses due to continued investment in field sales team expansion, increased commissions on higher revenue, and marketing initiatives.  The increase in total operating expenses for the third quarter of 2018 also included a $1.4 million increase in stock compensation expense compared to the prior year.

Operating income for the third quarter of 2018 increased $0.2 million, or 17%, to $1.4 million, compared to operating income of $1.2 million in the third quarter of 2017.

Income tax benefit for the third quarter of 2018 was $0.2 million, compared to $0.1 million in the third quarter of 2017. The tax benefit recognized in the third quarters of 2018 and 2017 related to tax-deductible stock-based compensation activity in each period.

Net income for the third quarter of 2018 increased approximately $0.4 million, or 30%, to $1.7 million, or $0.09 per diluted share, compared to net income of $1.3 million, or $0.07 per diluted share, in the third quarter of 2017. The increase in net income was driven by a $0.2 million increase in pre-tax income and a $0.2 million increase in the tax benefit recognized in the current year quarter, compared to the third quarter of 2017. Weighted average shares used to compute diluted net income per share were 19.5 million and 19.1 million for the third quarters of 2018 and 2017, respectively.

Exhibit 99.1

Adjusted EBITDA for the third quarter of 2018 increased approximately $2.1 million, or 83%, to  $4.6 million, compared to Adjusted EBITDA of $2.5 million in the third quarter of 2017.

First Nine Months 2018 Financial Results:

Total revenue for the nine months ended September 30, 2018 increased $22.9 million, or 31%, to $97.3 million, compared to $74.4 million for the nine months ended September 30, 2017. The increase in revenue was primarily driven by an increase of approximately $21.3 million, or 31%, year-over-year in sales of the Flexitouch system.

Net income for the nine months ended September 30, 2018 increased $0.6 million, to $4.3 million, or $0.22 per diluted share, compared to net income of approximately $3.6 million, or $0.19 per diluted share, for the nine months ended September 30, 2017. Weighted average shares used to compute diluted net income per share were 19.3 million and 18.8 million for the nine months ended September 30, 2018 and 2017, respectively.

Adjusted EBITDA for the nine months ended September 30, 2018 increased approximately $5.9 million, or 190%, to $9.0 million, compared to Adjusted EBITDA of $3.1 million for the nine months ended September 30, 2017.

Cash Position

At September 30, 2018, cash, cash equivalents and marketable securities were $45.9 million, compared to $43.9 million at December 31, 2017. The Company had no outstanding borrowings on its $10 million revolving credit facility at September 30, 2018.

2018 Financial Outlook

For 2018, the Company now expects revenue in the range of $136 million to $137 million, representing growth of 25% to 26% year-over-year, compared to revenue of $109.3 million in 2017. This compares to the Company’s prior guidance range of $134 million to $135 million.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on November 5 to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 833-286-5804 (647-689-4449 for international callers) and provide access code 6875376. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367 (416-621-4642 for international callers); access code 6875376. The webcast will be archived at investors.tactilemedical.com.

Exhibit 99.1

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” “outlook” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Exhibit 99.1

Tactile Systems Technology, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In thousands, except share and per share data)	2018	2017
Assets
Current assets
Cash and cash equivalents	$23,136	$23,968
Marketable securities	22,800	19,944
Accounts receivable, net	20,179	17,623
Inventories	14,919	11,040
Income taxes receivable	5,798	2,119
Prepaid expenses and other current assets	2,370	2,178
Total current assets	89,202	76,872
Property and equipment, net	4,063	3,776
Other assets
Intangible assets, net	3,035	2,218
Medicare accounts receivable, long-term	1,011	2,718
Deferred income taxes	4,057	2,662
Other non-current assets	367	201
Total other assets	8,470	7,799
Total assets	$101,735	$88,447

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,929	$4,253
Accrued payroll and related taxes	8,292	6,706
Accrued expenses	2,290	2,598
Future product royalties	6	17
Income taxes	1,801	212
Other current liabilities	439	733
Total current liabilities	16,757	14,519
Long-term liabilities
Accrued warranty reserve, long-term	1,560	1,141
Total liabilities	18,317	15,660

Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 18,415,699 shares issued and outstanding as of September 30, 2018; 17,872,465 shares issued and 17,846,379 shares outstanding as of December 31, 2017	18	18
Additional paid-in capital	76,081	70,224
Retained earnings	7,350	3,082
Accumulated other comprehensive loss	(31)	(44)
Less: treasury stock, at cost — none as of September 30, 2018 and 26,086 shares as of December 31, 2017	—	(493)
Total stockholders’ equity	83,418	72,787
Total liabilities and stockholders’ equity	$101,735	$88,447

Exhibit 99.1

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2018	2017	2018	2017
Revenues, net	$36,322	$28,283	$97,303	$74,397
Cost of goods sold	10,141	7,528	27,060	20,186
Gross profit	26,181	20,755	70,243	54,211
Operating expenses
Sales and marketing	15,632	10,915	42,641	31,726
Research and development	1,223	1,116	3,949	3,699
Reimbursement, general and administrative	7,956	7,551	22,799	19,815
Total operating expenses	24,811	19,582	69,389	55,240
Income (loss) from operations	1,370	1,173	854	(1,029)
Other income	128	85	351	204
Income (loss) before income taxes	1,498	1,258	1,205	(825)
Income tax benefit	(248)	(84)	(3,063)	(4,450)
Net income	$1,746	$1,342	$4,268	$3,625
Net income per common share
Basic	$0.10	$0.08	$0.23	$0.21
Diluted	$0.09	$0.07	$0.22	$0.19
Weighted-average common shares used to compute net income per common share
Basic	18,344,956	17,603,293	18,166,999	17,222,072
Diluted	19,525,686	19,083,975	19,328,947	18,818,609

Exhibit 99.1

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2018	2017
Cash flows from operating activities
Net income	$4,268	$3,625
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,474	1,073
Deferred income taxes	(1,411)	—
Stock-based compensation expense	5,638	3,104
Change in allowance for doubtful accounts	414	(36)
Loss on disposal of equipment	3	—
Changes in assets and liabilities:
Accounts receivable	(2,970)	460
Inventories	(3,879)	(3,821)
Income taxes	(2,090)	(5,373)
Prepaid expenses and other assets	(1,358)	130
Medicare accounts receivable – long-term	1,707	52
Accounts payable	(508)	87
Accrued payroll and related taxes	1,586	(812)
Accrued expenses and other liabilities	(179)	1,585
Future product royalties	(11)	(41)
Net cash provided by operating activities	3,684	33
Cash flows from investing activities
Proceeds from sales and maturities of marketable securities	13,000	1,000
Purchases of marketable securities	(14,792)	(12,051)
Purchases of property and equipment	(2,384)	(1,953)
Intangible asset costs	(1,052)	(44)
Other investments	—	(145)
Net cash used in investing activities	(5,228)	(13,193)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(1,922)	(278)
Proceeds from exercise of common stock options and warrants	1,218	673
Proceeds from the issuance of common stock from the employee stock purchase plan	1,416	2,210
Shares repurchased to cover taxes from restricted stock award vesting	—	(493)
Net cash provided by financing activities	712	2,112
Net change in cash and cash equivalents	(832)	(11,048)
Cash and cash equivalents – beginning of period	23,968	30,701
Cash and cash equivalents – end of period	$23,136	$19,653
Supplemental cash flow disclosure
Cash paid for interest	$3	$1
Cash paid for taxes	$448	$923
Capital expenditures incurred but not yet paid	$184	$97

Exhibit 99.1

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income less interest income, net, less income tax benefit, plus depreciation and amortization and plus stock-based compensation expense. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Net Income to Adjusted EBITDA.

Exhibit 99.1

Tactile Systems Technology, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(In thousands)	2018	2017	$	%	2018	2017	$	%
Net income	$1,746	$1,342	$404	30.1%	$4,268	$3,625	$643	17.7%
Interest income, net	(95)	(136)	41	(30.2)%	(339)	(255)	(84)	32.9%
Income tax benefit	(248)	(84)	(164)	195.2%	(3,063)	(4,450)	1,387	(31.2)%
Depreciation and amortization	787	409	378	92.4%	2,474	1,073	1,401	130.6%
Stock-based compensation	2,380	967	1,413	146.1%	5,638	3,104	2,534	81.6%
Adjusted EBITDA	$4,570	$2,498	$2,072	83.0%	$8,978	$3,097	$5,881	189.9%

The following table summarizes revenues by product for the three and nine months ended September 30, 2018 and 2017:

Tactile Systems Technology, Inc.

Supplemental Financial Information

(Unaudited)

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(Dollars in thousands)	2018	2017	$	%	2018	2017	$	%
Flexitouch System	$33,330	$26,202	$7,128	27.2%	$89,216	$67,936	$21,280	31.3%
Entre / Actitouch Systems	2,992	2,081	911	43.8%	8,087	6,461	1,626	25.2%
Total Revenue	$36,322	$28,283	$8,039	28.4%	$97,303	$74,397	$22,906	30.8%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com